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                                                                    EXHIBIT 12.1

                                   BIG 5 CORP.

                 RATIO OF EARNINGS TO FIXED CHARGES CALCULATION
                          (DOLLAR AMOUNTS IN THOUSANDS)

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                                                               -------------------------------------------------------------------
                                                                1997           1998           1999           2000           2001
                                                               -------        -------        -------        -------        -------
I. EARNINGS TO FIXED CHARGES:
       Earnings:
           Pre-tax income from continuing operations           $13,899        $11,369        $14,699        $23,738        $27,048
           Add fixed charges                                    21,085         28,538         27,787         28,315         27,588
                                                               -------        -------        -------        -------        -------

       EARNINGS                                                 34,984         39,907         42,486         52,053         54,636
                                                               -------        -------        -------        -------        -------

       Fixed charges:
           Net interest expense per financial statement         12,442         19,285         17,461         17,035         15,541
           Add:
               Interest income                                       0              0            606            736            858
               Rents (1/3)                                       8,643          9,253          9,720         10,544         11,189
                                                               -------        -------        -------        -------        -------

       FIXED CHARGES                                            21,085         28,538         27,787         28,315         27,588

RATIO OF EARNINGS TO FIXED CHARGES                                 1.7            1.4            1.5            1.8            2.0

DEFICIENCY IN EARNINGS TO FIXED CHARGES
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